Exhibit 99.1

Associated Materials Announces Appointment of Senior Vice President, Chief Financial

Officer and Secretary

CUYAHOGA FALLS, Ohio, March 1, 2012 /PRNewswire/ — Associated Materials, LLC today announced the appointment of Paul Morrisroe as Senior Vice President, Chief Financial Officer and Secretary. Mr. Morrisroe, previously Vice President of Finance, Precision Components at Barnes Group Inc., brings over 20 years of management experience in manufacturing and logistical services companies, including three years serving in a senior management capacity. He takes over for Chief Financial Officer Stephen E. Graham.

Jerry W. Burris, President and Chief Executive Officer, stated, “We are thrilled that Paul will be leading the AMI finance organization. He brings a proven track record and will play an integral role in creating business and financial metrics to drive sustainable profitable growth. Paul’s knowledge of financial and operational management will provide valuable leadership to the organization as we continue to strengthen and grow our business.”

Mr. Morrisroe, originally from Connecticut, earned a B.S. in accounting from the University of Connecticut and an M.B.A. from Purdue University. Prior to joining Associated Materials, Mr. Morrisroe served in various management positions within Barnes Group Inc. over the course of 15 years, including as Vice President of Finance, Precision Components from April 2011 to February 2012, Vice President, Internal Audit from February 2009 to March 2011, Barnes Industrial Group Controller from 2005 to 2008, Barnes Aerospace Group Controller from 2000 to 2004 and Director of Accounting and Planning from 1997 to 2000.

About Associated Materials

The Company is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company produces a comprehensive offering of exterior building products, including vinyl windows, vinyl siding, aluminum trim coil and aluminum and steel siding and accessories, which are produced at the Company’s 11 manufacturing facilities. The Company also sells complementary products that are manufactured by third parties, such as roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design and installation equipment and tools that are primarily distributed through its company-operated supply centers. The Company’s products are sold primarily through its extensive dual-distribution network, consisting of 121 company-operated supply centers, through which it sells directly to its contractor customers, and the Company’s direct sales channel, through which it sells to approximately 250 independent distributors and dealers, who then sell to their customers. The Company maintains a website at http://www.associatedmaterials.com.

CONTACT: Jerry W. Burris, President and Chief Executive Officer, Associated Materials, LLC, +1-330-922-2033